Exhibit 10.23
RENEWAL. EXTENSION AND MODIFICATION AGREEMENT
THE STATE OF TEXAS §
COUNTY OF VICTORIA § KNOW ALL MEN BY THESE PRESENTS:
     THAT WHEREAS, Mitcham Industries, Inc., hereinafter referred to as Borrower” (whether one or more), executed a promissory note to First Victoria National Bank, hereinafter referred to as “Lender,” in the original principal sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000.00), dated the 27th day of June, 2005, and bearing interest at the prime rate published in the Wall Street Journal, as therein provided; and
     WHEREAS, said note evidences a Loan described in and governed by the terms of a Loan Agreement of the same date (the “Loan Agreement”) between Borrower and Lender, which loan is secured by security interests granted by Borrower to Lender in all assets of Borrower under the terms of the Loan Agreement and a separate security agreement of the same date between Borrower and Lender (the “Security Agreement”) and by the assignment of Borrower’s rights under leases of equipment owned or thereafter acquired by Borrower and leased to other parties (the “Lease and Rental Assignment”); and
     WHEREAS. Lender is the present owner and holder of said note, which has no present principal balance and
     WHEREAS, in consideration of the covenants contained herein and in the Loan Agreement, the Borrower and Lender now wish to enter into the following agreement to modify the terms of the aforementioned note and extend the maturity thereof, and to confirm, ratify, renew, and carry forward all of the security interests and collateral securing same:
     NOW, THEREFORE, it is hereby agreed by Borrower and Lender that the above described note shall be modified and that the principal of said note shall continue to bear interest from date of advance until paid at the prime rate published in the Wall Street Journal as being the base rate on corporate loans established by a selected number of the largest banks in the United States, as such published prime rate is determined daily by Lender. In the event more than one such prime rate is published by the Wall Street Journal, the highest of such rates shall be used to determine the interest rate on this note. No representation is made that such prime rate is the lowest or best rate charged by any bank to its customers. In the event the prime rate published in the Wall Street Journal should cease to be available for any reason, Lender shall select an index comparable to such prime rate to determine the rate of interest on this note on the next Adjustment Date.
     Notwithstanding any other provision in this note or any other loan document to the contrary, Lender shall not charge or collect and Lender does not intend to contract for interest in excess of that permitted by law for loans of this kind by Lender, and to prevent such occurrence, Lender will, at maturity or an earlier final payment of this note, determine the total amount of interest that can be lawfully charged or collected by applying the highest lawful rate of interest to the full periodic balances of principal for the period each is outstanding and unpaid and compare such amount with the total interest that has accrued under the terms of said note, and, if necessary, to prevent usury, reduce the total amount of interest payable by Borrower to the lesser amount, If the amount of interest that has been collected exceeds the lawful amount, Lender shall either make direct refund of such excess to Borrower or credit it against other sums owed by Borrower to Lender, whichever Lender deems appropriate. If at any time the rate of interest provided for in this note shall exceed the highest lawful rate, then any subsequent adjustment in the rate of interest on this note under the terms hereof will not reduce the rate of interest below the highest lawful rate until the total amount of interest accrued on this note equals the amount of interest, which would have accrued if there had been no limitation to the highest lawful rate. As used herein, the term “highest lawful rate’ means the greatest of the rates of interest from time to time permitted under applicable law. The interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding, unless such calculation would result in a usurious rate, in which case interest shall be calculated on a per diem basis of a year of 365 or 366 days, as the case may be.
     Borrower and Lender further agree that advances of the principal of said note will continue to be made to Borrower from time to time from the date hereof until the maturity of said note in accordance with the terms of the Loan Agreement.
     Borrower and Lender further agree that all interest accruing on the amounts of principal advanced under said note shall be due in twenty-four (24) consecutive monthly installments in the amount of the then accrued and unpaid interest on said note. The first of such installments of interest shall become due on the 1st day of March, 2007 and a like installment of interest shall be due on the            same day of each succeeding calendar month thereafter until the 1st day of February, 2009, when the final installment shall be due. All of the principal of said note shall be due on the 1st day of February, 2009 in addition to the installments of interest described above.
     On the date of this agreement, Borrower will pay to Lender, in addition to any interest or other sums due Lender under the terms of the Loan Agreement, a commitment fee of $l0,000.00 as consideration for the extension provided by Lender under the terms of this Agreement.
     As the term “Lender” is used in this agreement, it shall be construed to refer to Lender or to any current owner of said note, if other than Lender.
     Borrower and Lender agree that, except as modified by this agreement, said note and all of the security interests and assignments provided in the Loan Agreement, Security Agreement, and Lease and Rental Assignment shall continue in full force and effect as security for the note as hereby modified and extended and the same are hereby expressly ratified and confirmed by Borrower in all respects. To the extent that the terms of this agreement are inconsistent with the Loan Agreement, the Security Agreement, or the Lease and Rental Assignment, this agreement will prevail and constitute an amendment to the Loan Agreement. This agreement is made for the purposes of renewing, extending and continuing the unpaid balance owing on said note and the liens securing same and is not intended to be in extinguishment or in lieu of said note and liens. The loan evidenced by said note will continue to be subject to and governed by the Loan Agreement and secured by all of the liens, security interests, and assignments provided in the Loan Agreement, the Security Agreement and the Lease and Rental Assignment.
EXECUTED this the 1st day of February, 2007.
MITCHAM INDUSTRIES, INC.

By :	/s/ Billy F. Mitcham, Jr.
BILLY F. MITCHAM, JR. Its: President BORROWER

FIRST VICTORIA NATIONAL BANK
By:	/s/ R. David Yeates

R. DAVID YEATES

Its Vice President LENDER